Exhibit 99.1 News Release 2100 Highway 55 Medina, MN 55340-9770

Contact:	Richard Edwards Polaris Industries Inc. 763-542-0500
POLARIS REPORTS FIRST QUARTER 2009 RESULTS
First Quarter Highlights:
•	Net income of $0.26 per diluted share for the first quarter 2009 in line with Company expectations

•	Gross margin for the first quarter 2009 improved 180 basis points to 24.5% due primarily to lower commodity costs, lower promotional expense and higher selling prices

•	Non-cash impairment charge of $9.0 million, pretax, or approximately $0.18 per diluted share recorded in Q1 2009 on Polaris’ KTM investment

•	Guidance for full year 2009 sales and earnings per share remains unchanged
          MINNEAPOLIS (April 16, 2009) — Polaris Industries Inc. (NYSE: PII) today reported net income of $8.5 million, or $0.26 per diluted share, for the first quarter ended March 31, 2009 driven by a 180 basis point increase in its gross profit margin percentage and after taking a $0.18 per diluted share non-cash impairment charge on its investment in KTM. By comparison, 2008 first quarter net income was $19.1 million, or $0.55 per diluted share. Sales for the first quarter 2009 totaled $312.0 million, a decrease of 20 percent from 2008 first quarter sales of $388.7 million.
          “We are pleased to report first quarter 2009 results in-line with our expectations,” stated Scott Wine, Chief Executive Officer. “Despite a difficult retail sales environment throughout the quarter, our team performed exceptionally well in executing our plan which resulted in an increase in our gross profit margin percentage of 180 basis points while maintaining a strong balance sheet. We were able to expand our gross margin percentage in part through our flexible manufacturing and variable cost structures which helped offset the impact of the unit volume declines experienced during the quarter. We once again achieved market share growth in our off-road vehicle business, which contributed to our ability to further decrease dealer inventories for the quarter compared to the prior year first quarter. As we committed to do throughout the year, we continued to prudently manage operating expenses and adjust production levels to match retail demand. While net income for the quarter was negatively impacted by a non-cash impairment charge of $0.18 per share related to our KTM investment, operating income, before income from financial services, declined proportionately with sales demonstrating our ability to react nimbly to the weak economic environment.”
          “While the outlook for the remainder of 2009 remains challenging, we continue to proactively take steps to streamline our business and optimize our cost structure. Moreover, our strategic initiatives are beginning to gain traction and positively impact our results,” continued Mr. Wine. “Going forward, our strategy remains unchanged; we will continue to leverage our innovation, speed to market and flexible manufacturing capabilities to gain market share while focusing on improving our operating margins. The economic climate remains uncertain and we are cautious about the near-term demand environment. As such, we are maintaining our full year 2009 sales and earnings per share guidance.”
2009 Business Outlook
          Full year 2009 net income is expected to be in the range of $2.50 to $3.00 per diluted share, unchanged from previously issued guidance. Sales are expected to decline 15 to 23 percent for the full year 2009, also unchanged from previously issued guidance. During the second quarter 2009 the Company expects net income to be in the range of $0.40 to $0.50 per diluted share, down 31 to 44 percent from the second quarter of 2008. Retail sales for the 2009 second quarter are expected to remain weak for all product lines with total Company sales projected to decline 25 to 30 percent compared to the second quarter of 2008.
Retail credit financing availability for Polaris consumers
          Availability of retail credit financing sources is important to Polaris customers’ ability to purchase the Company’s products. Polaris has relationships with HSBC Bank (“HSBC”), GE Money Bank (“GE”) and more recently Sheffield Financial (“Sheffield”) to provide retail revolving and installment financing credit to United States consumers. During the first quarter 2009, 44 percent of consumer retail credit loan applications from Polaris customers were approved by either HSBC, GE or Sheffield, below the fourth quarter 2008 approval rate of 51 percent; and 31 percent of Polaris retail customers in the United States financed their Polaris product purchases through HSBC, GE or Sheffield, which is consistent with the fourth quarter 2008 penetration rate. While the first quarter 2009 approval rate declined from the fourth quarter 2008, the Company believes that the reduction in the general availability of retail consumer credit has not been the primary driver of the decrease in sales. The consistent availability of retail credit alternatives is expected to remain uncertain throughout 2009 but the Company remains optimistic that retail credit will be accessible for Polaris consumers with an acceptable credit history.

	First Quarter ended
Product line Information	March 31,
(in thousands)	2009	2008	Change
Off-Road Vehicles	$215,461	$264,526	-19%
Snowmobiles	8,166	9,435	-13%
Victory Motorcycles	13,836	27,346	-49%
Parts, Garments & Accessories	74,561	87,377	-15%

Total Sales	$312,024	$388,684	-20%

          ORV (off-road vehicles) sales during the first quarter 2009, which included sales of both core ATV (all-terrain vehicles) and RANGER™ side-by-side vehicles, decreased 19 percent from the first quarter 2008. This decrease reflects the weakening consumer retail environment in North America, as dealers continued to reduce core ATV orders in an effort to reduce inventory levels. As a result, ATV dealer inventory levels in North America finished 17 percent lower at the end of the first quarter 2009 than at the end of the first quarter 2008. Due to the weak economic environment, side-by-side retail sales were also lower during the first quarter 2009 compared to the first quarter 2008, resulting in lower shipments of side-by-side vehicles. However, dealer inventories for side-by-side vehicles remain at acceptable levels. Polaris also experienced a decline in international ORV sales in the 2009 first quarter, as the weakening economic environment and currency rates negatively impacted Polaris sales in markets outside of North America. The Company’s newer ORV products continue to be well received by consumers and the industry publications, particularly the all new Sportsman 550 and 850 XPs. The Sportsman 850 XP EFI was recently named 2009 ATV of the Year by ATV Magazine highlighting the numerous improvements including the front suspension, steering system, ergonomics, engine alignment and performance.
          Snowmobile sales decreased 13 percent during the 2009 first quarter compared to the prior year’s first quarter primarily due to the weak economic environment. The initial reaction has been positive from dealers, consumers and the industry publications to Polaris’ recently introduced RUSH™ snowmobile for model year 2010, which has an all new PRO-RIDE™ chassis that provides terrain dominating control and a smoother ride through all types of terrain. Season-end North American dealer inventories of snowmobiles are at acceptable levels.
          Sales of Victory motorcycles decreased 49 percent during the first quarter of 2009 when compared to the same period in 2008. This decrease reflects the planned reduction in shipments of Victory motorcycles to dealers in North America during the first quarter 2009 in the Company’s effort to assist dealers in reducing their inventory levels in response to the weak overall market conditions. Dealer inventory levels are 24 percent lower at the end of the first quarter 2009 than at the end of the first quarter 2008. Retail sales trends in the North American motorcycle industry for heavyweight cruiser and touring motorcycles over 1400cc continued to be weak during the first quarter 2009 declining in the low double digit range with Victory retail sales declining slightly more than the industry.
          Parts, Garments, and Accessories sales decreased 15 percent during the first quarter 2009, compared to the same period of last year. The decrease was driven primarily by the lower retail sales of Polaris vehicles during the first quarter 2009.
          Gross profit as a percentage of sales was 24.5 percent for the first quarter 2009, an increase of 180 basis points from 22.7 percent for the first quarter of 2008. Gross profit dollars decreased to $76.4 million for the first quarter 2009, compared to $88.1 million for the first quarter of 2008 due to the lower sales. The increase in the gross profit margin percentage during the 2009 first quarter resulted primarily from lower commodity costs including diesel fuel, and favorable product mix change as the decline in shipments of the Company’s side-by-side vehicles, which typically have higher margins, was less than the decline in shipments in the remaining businesses. In addition, the Company saw a decrease in core ATV promotional costs incurred during the first quarter 2009. The gross profit margin percentage increase was partially offset by an unfavorable movement in currency rates during the first quarter 2009 compared to the first quarter 2008.
          Operating expenses for the first quarter 2009 decreased ten percent to $58.0 million compared to $64.4 million for the first quarter of 2008. Operating expenses in absolute dollars for the first quarter 2009 decreased due operating cost control measures taken and the reduction in incentive compensation plan expenses resulting from the Company’s lower stock price and expected lower profitability in 2009. Operating expenses as a percentage of sales increased to 18.6 percent for the first quarter 2009, an increase from 16.6 percent in the first quarter of 2008 due primarily to lower sales volume during the first quarter 2009, which was partially offset by the implementation of operating expense control measures.
          Income from financial services decreased 41 percent to $4.4 million in the first quarter 2009 from $7.5 million in the first quarter of 2008. The decrease was primarily due to the Company’s revolving retail credit provider, HSBC, eliminating the volume-based fee income payment to Polaris as of March 1, 2008.
          Interest expense decreased to $1.1 million for the first quarter 2009 compared to $2.7 million for the first quarter 2008 due to lower interest rates on the Company’s bank borrowings during the 2009 period.
          The non-cash Impairment charge on securities held for sale recorded in the first quarter 2009 was $9.0 million, pretax, or $0.18 per diluted share. During the first quarter 2009, the Company determined that the decline in the market value of the KTM shares owned by the Company was other than temporary and that the market value currently reflects the fair value of the investment and therefore recorded the decrease in the fair value of the investment as a charge to the income statement as of March 31, 2009.
          The Income tax provision for the first quarter was recorded at a rate of 33.9 percent of pretax income compared to 35.5 percent of pretax income for the first quarter 2008. The lower income tax rate for the first quarter 2009 resulted from the federal research and development tax credit which had not been extended by the U.S. Congress in the first quarter 2008.
Financial position and cash flow
          Polaris historically experiences the highest demand for cash during the first quarter of each year. Net cash used for operating activities of continuing operations totaled $33.1 million for the first quarter ended March 31, 2009, an increase of five percent from $31.5 million used in the first quarter of 2008. The decrease in net income for the period ending March 31, 2009 compared to the same time period last year is the primary reason for the increased use of cash flow. Net cash used for investing activities decreased to $8.7 million during the first quarter 2009 compared to $14.1 million in the 2008 first quarter due to reduced capital expenditures. Net cash flow provided by financing activities increased to $32.6 million during the first quarter 2009 compared to a use of cash totaling $0.1 million in the first quarter 2008 primarily due to a significant decline in the share repurchase activity. The Company paid dividends during the first quarter 2009 at a rate of $0.39 per share per quarter, slightly higher than the prior year’s per share rate. Borrowings under the credit agreement were $244.0 million at March 31, 2009 compared to $260.0 million at March 31, 2008. At March 31, 2009, $206.0 million remained available for borrowing under the Company’s credit agreement. The Company’s debt-to-total capital ratio was 64 percent at both March 31, 2009 and 2008. Cash and cash equivalents were $17.9 million at March 31, 2009 compared to $17.6 million at March 31, 2008. Factory inventory declined 12 percent in the first quarter 2009 compared to the first quarter 2008 as the Company made adjustments to its operations in response to the weak retail demand trends.

Conference Call and webcast presentation to be Held
          Today at 9:00 AM (CST) Polaris Industries Inc. will host a conference call and webcast to discuss Polaris’ first quarter 2009 earnings results released this morning. The call will be hosted by Scott Wine, CEO, Bennett Morgan, President and COO and Mike Malone, Vice President Finance and CFO. A slide presentation and link to the audio webcast will be posted on the Investor Relations page of the Polaris web site at www.polarisindustries.com/irhome prior to the beginning of the conference call.
          To listen to the conference call by phone, dial 800-374-6475 in the U.S. and Canada, or 973-200-3967 Internationally. The Conference ID is #93139667.
          A replay of the conference call will be available approximately two hours after the call for a one-week period by accessing the same link on our website, or by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 Internationally.
About Polaris
     With annual 2008 sales of $1.9 billion, Polaris designs, engineers, manufactures and markets off road vehicles (ORVs), including all-terrain vehicles (ATVs) and the Polaris RANGER™, snowmobiles and Victory motorcycles for recreational and utility use.
     Polaris is a recognized leader in the snowmobile industry; and one of the largest manufacturers of ORVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, are rapidly making impressive in-roads into the cruiser and touring motorcycle marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships.
     Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.
     Information about the complete line of Polaris products, apparel and vehicle accessories is available from authorized Polaris dealers or anytime from the Polaris homepage at www.polarisindustries.com.
Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2009 sales, shipments, net income and cash flow, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; effects of the KTM relationship; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; and overall economic conditions, including inflation and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.
     (summarized financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)
UNAUDITED

	First Quarter Ended March 31,
	2009	2008
Sales	$312,024	$388,684
Cost of sales	235,590	300,589

Gross profit	76,434	88,095
Operating expenses
Selling and marketing	27,328	29,170
Research and development	16,600	19,257
General and administrative	14,119	15,923

Total operating expenses	58,047	64,350

Income from financial services	4,404	7,490

Operating Income	22,791	31,235

Non-operating Expense
Interest expense	1,051	2,725
Impairment charge on securities held for sale	8,952	—
Other (income), net	(3)	(1,063)

Income before income taxes	12,791	29,573

Provision for Income Taxes	4,333	10,490

Net Income	$8,458	$19,083

Basic Net Income per share	$0.26	$0.57

Diluted Net Income per share	$0.26	$0.55

Weighted average shares outstanding:
Basic	32,266	33,702
Diluted	32,559	34,534

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS

Subject to Reclassification
(In Thousands)
Unaudited	March 31, 2009	March 31, 2008
Assets
Current Assets:
Cash and cash equivalents	$17,895	$17,578
Trade receivables, net	57,581	67,112
Inventories, net	245,600	279,262
Prepaid expenses and other	12,503	19,240
Income taxes receivable	4,278	—
Deferred tax assets	75,894	60,225

Total current assets	413,751	443,417

Property and equipment, net	214,298	211,132
Investments in finance affiliate	47,741	49,365
Investments in manufacturing affiliates	11,466	33,017
Deferred tax assets	—	6,161
Goodwill, net	24,540	26,088
Intangible and other assets, net	—	22

Total Assets	$711,796	$769,202

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$104,823	$122,196
Accrued expenses:
Compensation	22,083	28,784
Warranties	24,244	26,816
Sales promotions and incentives	72,264	83,472
Dealer holdback	53,666	53,975
Other	36,918	31,393
Income taxes payable	7,377	6,425
Current liabilities of discontinued operations	1,850	2,302

Total current liabilities	323,225	355,363

Long term income taxes payable	4,938	8,827
Deferred income taxes	1,966	—
Borrowings under credit agreement	244,000	260,000

Total liabilities	$574,129	$624,190

Shareholders’ Equity:
Preferred stock $0.01 par value, 20,000 shares authorized, no shares issued and outstanding	—	—
Common stock $0.01 par value, 80,000 shares authorized, 32,580 and 33,053 shares issued and outstanding	$326	$331
Additional paid-in capital	—	—
Retained earnings	139,941	110,534
Accumulated other comprehensive income, net	(2,600)	34,147

Total shareholders’ equity	137,667	145,012

Total Liabilities and Shareholders’ Equity	$711,796	$769,202

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

Subject to Reclassification
(In Thousands)	First Quarter Ended March 31,
Unaudited	2009	2008
Operating Activities:
Net income	$8,458	$19,083
Adjustments to reconcile net income to net cash used for operating activities:
Non cash impairment charge on securities held for sale	8,952	—
Depreciation and amortization	15,089	13,546
Noncash compensation	2,334	4,822
Noncash (income) from financial services	(1,135)	(1,285)
Noncash loss (income) from manufacturing affiliates	63	(37)
Deferred income taxes	(1,984)	4,592
Changes in current operating items:
Trade receivables	41,017	15,772
Inventories	(23,288)	(60,920)
Accounts payable	(11,163)	32,151
Accrued expenses	(74,449)	(66,653)
Income taxes payable/receivable	4,082	1,792
Prepaid expenses and others, net	(1,093)	5,672

Net cash used for operating activities	(33,117)	(31,465)

Investing Activities:
Purchase of property and equipment	(13,666)	(19,814)
Investments in finance affiliate, net	4,960	5,721

Net cash used for investing activities	(8,706)	(14,093)

Financing Activities:
Borrowings under credit agreement	152,000	184,000
Repayments under credit agreement	(108,000)	(124,000)
Repurchase and retirement of common shares	(282)	(48,544)
Cash dividends to shareholders	(12,424)	(12,815)
Proceeds from stock issuances under employee plans	1,691	1,149
Tax effect of proceeds from stock based compensation exercises	(394)	65

Net cash provided by (used for) financing activities	32,591	(145)

Net decrease in cash and cash equivalents	(9,232)	(45,703)

Cash and cash equivalents at beginning of period	27,127	63,281

Cash and cash equivalents at end of period	$17,895	$17,578